Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Goodrich Petroleum Corporation:
We consent to the use of our report dated March 14, 2007, except for the effects of discontinued operations as discussed in note 12, which is as of August 6, 2007, with respect to the consolidated balance sheets of Goodrich Petroleum Corporation as of December 31, 2006 and 2005, and the related consolidated statements of operations, cash flows, stockholders’ equity, and comprehensive income (loss) for each of the years in the three-year period ended December 31, 2006, and our report dated March 14, 2007, with respect to management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006, and the effectiveness of internal control over financial reporting as of December 31, 2006, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus. Our report refers to a change in the method of accounting for share-based payments in accordance with Statement of Financial Accounting Standards No. 123(R), Share-Based Payments, as of January 1, 2006.
/s/ KPMG LLP
New Orleans, Louisiana
August 10, 2007